AMENDMENT
                                       TO
                   TRADE NAME/SERVICE MARK LICENSING AGREEMENT
                                 BY AND BETWEEN
                          AID ASSOCIATION FOR LUTHERANS
                                       AND
                     AAL VARIABLE PRODUCT SERIES FUND, INC.


The Trade Name/Service Mark Licensing Agreement between Aid Association for Lutherans and AAL Variable Product Series Fund, Inc. dated September 27, 1994, amended, effective March 4, 1998, is hereby amended, effective March 15, 1999 as follows:

         The RECITALS section is hereby amended to read as follows:

         RECITALS

             LICENSOR has used the trade name/service mark "AAL" for the marketing of insurance, mutual fund, fraternal and other related services since 1917, and the name is associated with and represents LICENSOR and the quality of services it provides, and all the goodwill associated with it. LICENSOR has a valid federal service mark for said name, registered with The United States Patent & Trademark Office, encompassing the services offered by LICENSEE. LICENSOR will have the non-exclusive right to use and license others to use such trade name/service mark for mutual fund services marketed only to AAL Variable Annuity Account I, AAL Variable Annuity Account II, AAL Variable Life Account I, any other separate account(s) that AAL may establish in the future to fund variable insurance products issued by AAL, the Aid Association for Lutherans Savings Plan, AAL and/or AAL Benefit Members (or those eligible for membership), and employees and their immediate families of AAL, its subsidiaries and affiliates.

             Consideration for this agreement shall be $1.00 in United States currency, receipt of which by LICENSOR shall be acknowledged by the signing of this agreement, and the mutual promises herein.

             Nothing in this agreement shall be construed in any way to create a partnership, agency or subsidiary relationship between the parties involved herein.

             LICENSEE desires to obtain a license, under the terms and conditions provided herein, to utilize said trade name/service mark in association with the marketing, servicing and provision of only the services agreed to in this licensing agreement, only to AAL Variable Annuity Account I, AAL Variable Annuity Account II, AAL Variable Life Account I, any other separate account(s) that AAL may establish in the future to fund variable insurance products issued by AAL, the Aid Association for Lutherans Savings Plan, AAL and/or, AAL Benefit Members (or those eligible for membership), and employees and their immediate families of AAL, its subsidiaries and affiliates.

             LICENSOR is willing to grant a limited license to LICENSEE to use such trade name/service mark under the terms and conditions provided herein.


In WITNESS WHEREOF the parties hereto have caused this Amendment to be signed by the respective Officers effective this 15th day of March, 1999.



ATTEST:                                       AAL VARIABLE PRODUCT SERIES
                                              FUND, INC.




By:    /s/Steven J. Fredricks                 By:   /s/Walter S. Rugland
       ------------------------------               --------------------
       Steven J. Fredricks                          Walter S. Rugland
       Secretary                                    President




ATTEST:                                       AID ASSOCIATION FOR LUTHERANS




By:    /s/Woodrow E. Eno                      By:   /s/John O. Gilbert
       ------------------------------               ------------------
       Woodrow E. Eno                               John O. Gilbert
       Senior Vice President,                       President and Chief
       General Counsel and Secretary                Executive Officer